UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

AMENDMENT #1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 NEOVIEW HOLDINGS INC.
(Exact name of registrant as specified in its charter)
Nevada	7389	N/A
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
STE 401, 3702 South Virginia Street, #G12 Reno, NV 89502 (778) 322 1678
(Address and telephone number of principal executive offices)
STE 401, 3702 South Virginia Street, #G12 Reno, NV 89502 (778) 322 1678
(Address of principal place of business or intended principal place of business)
Eh? Clerical Services Inc. 3990 Warren Way Reno, Nevada 89509 Tel: 775-338-2598
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:  As soon as practicable after the registration statement becomes effective.

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If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common Stock to be offered by Selling Stockholders	2,000,000	$0.02(2)	$40,000	$5.07
Total Registration Fee				$5.07

(1) An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2) Based on the last sales price on November 30, 2004. The selling stockholders will sell their shares of our common stock at a price of $0.02 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. The affiliates of our company will sell their shares of our common stock at a price of $0.02 per share for the duration of the offering.

(3) Estimated in accordance with Rule 457(o) solely for the purpose of computing the amount of the registration fee based on a bona fide estimate of the maximum offering price.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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PROSPECTUS	Subject to Completion
______________________, 2005

NEOVIEW HOLDINGS INC.
A NEVADA CORPORATION

2,000,000 SHARES OF COMMON STOCK OF NEOVIEW HOLDINGS INC.
_________________________________

This prospectus relates to the 2,000,000 shares of common stock of Neoview Holdings Inc., a Nevada Corporation, which may be resold by selling stockholders named in this prospectus. The shares were acquired by the selling shareholders directly from us in private offerings that were exempt from registration under the U.S. securities laws. We have been advised by the selling stockholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The shares being sold constitute 80% of the total outstanding shares of our common stock. The selling stockholders will sell their shares of our common stock at a price of $0.02 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that the Company will be able to obtain such a listing. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. However, we have received proceeds from the sale of shares of common stock that are presently outstanding. We will pay for expenses of this offering.

In connection with any sales, any broker or dealer participating in such sales may be deemed to be an underwriter within the meaning of the Securities Act.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 8 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is _________________, 2005

  Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

Table Of Content
PAGE NUMBER
PROSPECTUS SUMMARY	5
Our Business	5
Summary of Risk Factors	5
The Offering	5
Summary Financial Data	5
RISK FACTORS	6
Risks Associated With Our Business	6
We have a limited operating history on which to base an evaluation of our business and prospects.	6
The fact that we have not earned any revenues since our incorporation raises substantial doubt about our ability to continue as a going concern.	7
If w are unable to generate revenue from our business during the next fiscal year, we will be unable to continue our operations and business.	7
If we are not able to obtain additional financing when required, we might be forced to discontinue our business.	7
Because our business will use the Internet as the primary medium to conduct our business transactions, our success is dependent upon the widespread acceptance and use of the Internet as an effective medium of commerce.	8
If the volume of traffic on our Internet auto parts & tool trade center significantly increases, there is a risk that we may not have the capital resources necessary to acquire and develop the network infrastructure necessary to host our own website. If we cannot accommodate the increased traffic to our website, this could affect our ability to attract and retain members and therefore affect our ability to generate revenues.	8
The loss of our present officers and directors would affect our ability to raise additional capital, to build a membership base for our Internet auto parts & tool trade center and to complete the development of our website.	8
We may not be able to compete effectively against our competitors as some of our competitors have greater financial, technical and human resources than us. If we do not compete against our competitors effectively, our business and prospects will be adversely affected.	9
Our officers and directors are engaged in other activities and may not devote sufficient time to our affairs, which may affect our ability to conduct operations and generate revenues.	9

Risks Associated With Our Common Stock	9
There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.	9
Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and the NASD's sales practice requirements, which may limit a stockholder's ability to buy and sell our stock.	10
Because we do not intend to pay any dividends on our common stock, investors seeking dividend income or liquidity should not purchase shares of our common stock.	10
Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and may experience further dilution.	10
Risks Associated With Political, Economic And Regulatory Uncertainty In China	10
Any changes in the political and economic policies of or any new regulations implemented by the People's Republic of China government could affect, or even restrict, the operation of our business and our ability to generate revenues.	10
Laws and regulations applicable to the Internet in China remain unsettled and may affect our ability to attract members to join and utilize our Internet auto parts & tool trade center.	11
If relations between the United States and China worsen, the price of our common stock may decrease and we may have difficulty accessing the U.S. capital market.	11
Other Risks	11
Because some of our officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against the management for misconduct and may not be able to enforce judgement and civil liabilities against our officers, directors, experts and agents.	11
FORWARD-LOOKING STATEMENTS	12
SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE	12
THE OFFERING	12
DETERMINATION OF OFFERING PRICE	12
USE OF PROCEEDS	12
DETERMINATION OF OFFERING PRICE	12
DILUTION	13
DIVIDEND POLICY	13
BUSINESS	13
PLAN OF OPERATION	18
PROPERTY 3	21
MANAGEMENT	21
EXECUTIVE COMPENSATION	22
DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	23
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	24
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	24
PLAN OF DISTRIBUTION	25
SELLING STOCKHOLDERS	27
DESCRIPTION OF CAPITAL STOCK	29
LEGAL PROCEEDINGS	29
LEGAL MATTERS	30
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	30
INTEREST OF NAMED EXPERTS AND COUNSEL	30
EXPERTS	30
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	30
WHERE YOU CAN FIND MORE INFORMATION	31
FINANCIAL STATEMENTS	31

As used in this prospectus, the terms "we", "us", "our", and "Neoview" mean Neoview Holdings Inc. and its subsidiary, unless otherwise indicated.

All dollar amounts refer to US dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

We are a development stage company, and we have no revenue to date.

We were incorporated on November 17th, 2004 under the laws of the State of Nevada. Our principal executive office is located STE 401, 3702 South Virginia Street, #G12, Reno, NV 89502. The telephone number of our principal executive office is (778) 322 1678.

We are developing our website and plan to operate an Internet auto parts & tool trade through our website "autoparts-tools.net" (the "Internet auto parts & tool trade center"). We intend to develop our Internet auto parts & tool trade center into an online market place linking Chinese manufacturers and exporters of auto parts & tool products to buyers around the world. Our plan is to target the auto parts & tool products manufacturers and exporters in the People's Republic of China to register as sellers on our Internet auto parts & tool trade center.

Going Concern

We have received going concern opinion from our independent auditors, which means substantial doubts as to our ability to continue our business, because we have incurred an operating loss and we are required additional funds to maintain our operation. Our operating deficit as of December 31, 2004 is $19,222.

For a more complete discussion of risk factors relevant to an investment in our common stock see the "Risk Factors" section beginning on page 6 of this prospectus.

The Offering

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 2,000,000 shares of our common stock. The offered shares were acquired by the selling stockholders in private placement transactions, which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. The selling stockholders will sell their shares of our common stock at $0.02 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. There are 2,500,000 shares of our common stock issued and outstanding as at December 31, 2004. We have no other securities issued. We will not receive any of the proceeds from the sale of those shares of common stock being offered for sale by the selling stockholders.

Summary of Financial Data

The summarized financial data presented below is derived from and should be read in conjunction with our audited financial statements for the period ended December 31, 2004, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled "Management's Plan of Operation" beginning on page 18 of this prospectus.

For the period from November 17, 2004 (inception) to ended December 31, 2004 (audited)
Revenue	$Nil
Net Loss for the Period	19,222
Loss Per Share - basic and diluted	0.01
At December 31, 2004
Working Capital	30,778
Total Assets	33,278
Total Stockholders' Equity	30,778
Deficit Accumulated in the Development Stage	19,222

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating Neoview and its business before purchasing shares of common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks. All material risk factors in connection with this offering are discussed therein. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front page of this prospectus.

Risks associated with our business

We have a limited operating history on which to base an evaluation of our business and prospects.

Since we were incorporated on November 17, 2004 and have only recently began the construction of our Internet auto parts & tool trade center at "autoparts-tools.net", we have a limited operating history on which to base an evaluation of our prospects. Our operating activities since the inception have consisted primarily of developing our website. Since we only recently commenced the construction of our Internet auto parts & tool trade center at our website "autoparts-tools.net", we have not earned any revenues to date. We have no way to evaluate the likelihood that we will be able to operate our business successfully. We anticipate that we will incur increased operating costs without realizing any revenues during the period when we are developing our Internet auto parts & tool trade center and trying to establish a customer base for our Internet auto parts & tool trade center. We have had a net loss of $19,222 from our corporation to December 31, 2004. We anticipate to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from our Internet auto parts & tool trade center, we will not be able to earn profits or continue operations. At this early stage of our operation, we also expect to face the risks, uncertainties, expenses and difficulties frequently encountered by companies at the start up stage of their business development. We cannot be sure that we will be successful in addressing these risks and uncertainties and our failure to do so could have a materially adverse effect on our financial condition. There is no history upon which to base any assumption as to the likelihood that we will prove successful and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

The fact that we have not earned any revenues since our incorporation raises substantial doubt about our ability to continue as a going concern.

We have not generated any revenues since our incorporation and we will, in all likelihood, continue to incur operating expenses without revenues until our Internet auto parts & tool trade center becomes fully operational and gains significant popularity with the auto parts & tool manufacturers in China and buyers around the world. Our business plan requires us to incur further expenses in connection with upgrading the features and functionality of our website and with the building of brand recognition for our Internet auto parts & tool trade center. We had cash in the amount of $33,278 as of December 31, 2004. We cannot assure that we will be able to generate enough interest in our Internet auto parts & tool trade center among Chinese auto parts & tool manufacturers and exporters. If we cannot attract a significant number of auto parts & tool manufacturers and exporters in China to form our membership base, we will not be able to general any revenues or income. These circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditors' opinion on the financial statements for the period ended December 31, 2004.

If we are unable to generate revenue from our business during the next fiscal year, we will be unable to continue our operations and business.

As of December 31, 2004, we had cash in the amount of $33,278. We currently do not have any operations which generate any income or cash flow. We have not generated any revenues since our incorporation and we have required and will continue to require substantial capital to fund the completion of our Internet auto parts & tool trade center (estimated at $5,000 for the 12 month period ending December 31, 2005). We also expect that we may require additional funds to promote our Internet auto parts & tool trade center and to develop a customer base that will utilize the services offered through our Internet auto parts & tool trade center (estimated at $5,000 for the 12 month period ending December 31, 2005). We also anticipate spending at least $12,000 for the operation of our company for the 12 month period ending December 31, 2005. If we are unable to generate revenue from our business during the next fiscal year, we may be forced to delay, scale back, or eliminate our services, development of our Internet auto parts & tool trade center and sales and marketing activities. If any of these actions were to become necessary, we may not be able to continue to develop our Internet auto parts & tool trade center or operate our business and if either of those events happen, then there is a substantial risk our business would fail.

If we are not able to obtain additional financing when required, we might be forced to discontinue our business.

Because we have not generated any revenue from our business and we cannot anticipate when we will be able to generate revenue from our business, we may need to raise additional funds for the further advancement and continued development of our Internet auto parts & tool trade center, to respond to competitive pressures, to acquire complementary businesses or technologies or to respond to unanticipated requirements or expenses. We anticipate that we will need to raise further financing after the 12 month period ending December 31, 2005. We do not currently have any arrangements for financing and we can provide no assurance to investors we will be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including investor acceptance of our Internet auto parts & tool trade center and our business model. The most likely source of future funds presently available to us is through the sale of equity capital. Any sale of share capital will result in dilution to existing shareholders.

Furthermore, there is no assurance that we will not incur debt in the future, that we will have sufficient funds to repay our future indebtedness or that we will not default on our future debts, jeopardising our business viability. Finally, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct business, which might result in the loss of some or all of your investment in our common stock.

Because our business will use the Internet as the primary medium to conduct our business transactions, our success is dependent upon the widespread acceptance and use of the Internet as an effective medium of commerce.

We plan to operate an Internet auto parts & tool trade center through the development of our website "autoparts-tools.net". When our Internet auto parts & tool trade center becomes fully operational, we expect to conduct most of business transactions through the Internet. Accordingly, our success will depend upon the acceptance and use of the Internet as an effective medium of commerce. However, the growth of commercial transactions on the Internet is a recent phenomenon. There can be no assurance that acceptance and use of the Internet will continue to grow at a fast pace or that a sufficient number of auto parts & tool importers and exporters will begin using the Internet and other online services as a medium of trade. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty and relatively few proven services and products exist. In addition, Internet based commercial transactions could lose their viability due to delays in the development or adoption of new standards and protocols required for handling of increased levels of Internet activities. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet and other online services generally and our business in particular. Our ability to successfully develop a membership base for our Internet auto parts & tool trade center, our ability to generate revenues and ultimately our ability to continue our business will be materially adversely affected if:

- use of the Internet as a medium for commerce does not continue to grow or grows more slowly than expected;

- the infrastructure for the Internet and other online services does not effectively support growth that may occur; or

- the Internet does not become viable commercial marketplaces for the products and services offered through our Internet auto parts & tool trade center.

When our Internet auto parts & tool trade center is operative, if the volume of traffic on our Internet auto parts & tool trade center significantly increases, there is a risk that we may not have the capital resources necessary to acquire and develop the network infrastructure necessary to host our own website. If we cannot accommodate the increased traffic to our website, this could affect our ability to attract and retain members and therefore affect our ability to generate revenues.

A key element of the our strategy is to generate a high volume of traffic on our Internet auto parts & tool trade center. Accordingly, the satisfactory performance, reliability and availability of our Internet auto parts & tool trade center and network infrastructure of the company hosting our website are critical to our ability to attract and retain users and maintain adequate user service levels.

Any substantial increase in the volume of traffic on our Internet auto parts & tool trade center or the number of businesses utilizing our Internet auto parts & tool trade center will either require us to host our own website which would require us to acquire and develop our technology and network infrastructure or require us to fund any company, with sufficient network infrastructure to host our website. If we decide to develop our own technology and network infrastructure to host our own website, we will require further capital resources and, unless we can generate sufficient revenues or raise further funding, we will not have the funds necessary to finance such development. There can be no assurance that we will be able to accurately project the rate or timing of increases, if any, of the use of our Internet auto parts & tool trade center and timely develop our systems and infrastructure to accommodate such increases or fund another company to host our website. If we cannot accommodate any increased volume of traffic to our website, this could affect our ability to attract and retain members and therefore affect our ability to generate revenues.

The loss of our present officers and directors would affect our ability to raise additional capital, to build a membership base for our Internet auto parts & tool trade center and to complete the development of our website.

We rely upon the continued service and performance of our President and Chief Executive Officer, Hao Liu, and our other directors. Our President and Chief Executive Officer, Hao Liu, has been instrumental in the development of fund raising strategy for our company. With the assistance of our Chief Financial Officer, Jie Ping Liu, they were successful in raising capital from business contacts in China in November 2004. Since then, Mr. Jie Ping Liu has also provided website design services to our company in connection with the construction and continued development of our website. Mr. Jie Ping Liu speaks fluent English and Chinese and has experience in establishing collaboration between Chinese and North American businesses. Mr. Jie Ping Liu will play a major role in providing assistance to our members to negotiate sales agreements with wholesale buyers. In addition, they have worked in the auto parts & tool industry in the Jiangsu Province of China. Through their experience, they have established many business contacts in the auto parts & tool industry in China and have developed an intimate understanding of the Chinese business practices and customs. Our future ability to raise additional capital, if and when required, to contact and attract members for our Internet auto parts & tool trade center and to complete the development of our website depends on the retention of these people, whose language ability and knowledge and understanding of our business and Chinese business practices and customs, and whose technical expertise would be difficult to replace. At this time, none of our officers or directors are bound by employment agreements, and as a result, any of them could leave with little or no prior notice.

We may not be able to compete effectively against our competitors as some of our competitors have greater financial, technical and human resources than us. If we do not compete against our competitors effectively, our business and prospects will be adversely affected.

Competitors who are manufacturers and use websites themselves, compete with those who are outside China, and other competitors who utilize products other than through the internet.

We are in the business of internet services, which is intensely competitive. We expect that the competition will intensify in the future. Barriers to entry are minimal, our current and new competitors can launch similar internet auto parts and tool services at a relatively low cost. There are currently several websites such as chinaproducing.com, chinaexporters.com and made-in-china.com, that serve as marketing and distribution channels for manufacturers or exporters of auto parts and tool products in China. These competitors are well established, substantially larger and have substantially greater market recognition, greater resources and broader capabilities than we have. There can be no assurance that we will be able to compete successfully against current and future competitors. The intense competitive pressures faced by us may have a materially adverse effect on our business, prospects, financial condition and results of operations and affect your investment in our company.

Our officers and directors are engaged in other activities and may not devote sufficient time to our affairs, which may affect our ability to conduct operations and generate revenues.

The persons serving as our officers and directors have existing responsibilities and may have additional responsibilities to provide management and services to other entities. Ms. Hao Liu, our President, CEO and one of our directors, is also employed as a business consultant for Yale Technologies Inc. We expect Ms. Hao Liu to spend approximately 10 to 20 hours a week on the business of our company. Mr. Jie Ping

Liu, our Chief Financial Officer, Treasurer, Secretary and one of our directors, also currently works as Managing Director of Taizhou Property Holdings Inc. We expect Mr. Jie Ping Liu to spend approximately 10 hours a week on the business of our company. As a result, demands for the time and attention from our directors and officers from us and other entities may conflict from time to time. Because we rely primarily on our directors and officers to maintain our business contacts and to promote our Internet contractors referral services, their limited devotion of time and attention to our business may hurt the operation of our business.

Risks associated with our common stock

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to apply to have our common stock quoted on the National Association of Securities Dealers Inc.'s OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of heir investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and the NASD's sales practice requirements, which may limit a stockholder's ability to buy and sell our stock.

Our stock is a penny stock. (See "Market for our Common Stock and Related Stockholder Matters".) Our securities are subject to the penny stock rules promulgated by the Securities and Exchange Commission which impose additional sales practice disclosure requirements. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock and adversely affect the price f our shares.

In addition to the "penny stock" rules, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for the customer. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Because we do not intend to pay any dividends on our common stock, investors seeking dividend income or liquidity should not purchase shares of our common stock.

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future. Investors seeking dividend income or liquidity should not invest in our common stock.

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 75,000,000 shares of common stock, of which 2,500,000 shares are issued and outstanding. Our Board of Directors has the authority to cause the company to issue additional shares of common stock, and to determine the rights, preferences and privilege of such shares, without consent of any of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of Neoview in the future.

Risks associated with political, economic and regulatory uncertainty in China

Any changes in the political and economic policies of or any new regulations implemented by the People's Republic of China government could affect, or even restrict, the operation of our business and our ability to generate revenues.

Our business depends largely on the participation of auto parts & tool products manufacturers and exporters in the People's Republic of China and accordingly, our business, results of operations and financial conditions are affected to a significant degree by any economic, political and legal developments in China.

Since the establishment of the People's Republic of China in 1949, the Communist Party has been the only governing political party in China. The highest bodies of leadership are the Politburo, the Central Committee and the National People's Congress. The State Council, which is the highest institution of government administration, reports to the National People's Congress and has under its supervision various commissions, agencies and ministries, including the Ministry of Information Industry, the regulatory agency responsible for the Internet in China.

Since the late 1970s, the government of the People's Republic of China has been reforming its economic system. Although we believe that economic reform and the macroeconomic measures adopted by the People's Republic of China government have had and will continue to have a positive effect on the economic development in China, there can be no assurance that the economic reform strategy will not from time to time be modified or revised. Some modifications or revisions, if any, could have a material adverse effect on the overall economic growth of China and use of Internet services in China. Any such changes would have a material adverse effect on our business. Furthermore, there is no guarantee that the People's Republic of China government will not impose other economic or regulatory controls that would have a material adverse effect on our business. Any changes in political, economic and social conditions in China, adjustments in policies by the People's Republic of China government or changes in laws and regulations on the Internet could affect the manner in which we operate our business, restrict or prohibit transactions initiated or conducted through our Internet auto parts & tool trade center, or control which products may be sold through our Internet auto parts & tool trade center. Any such changes or new regulations could affect our ability to attract members and therefore affect our ability to generate revenues. If we are unable to generate a membership base for our Internet auto parts & tool trade center or generate revenues, our business will probably fail.

Laws and regulations applicable to the Internet in China remain unsettled and may affect our ability to attract members to join and utilize our Internet auto parts & tool trade center.

Growth of the Internet in China could be materially adversely affected by governmental regulation of the industry. Due to the increasing popularity and use of the Internet and other online services, it is possible that regulations may be adopted with respect to the Internet or other services covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Furthermore, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business online. The adoption of additional laws and regulations applicable to the Internet may slow the growth of the Internet, which could in turn lead to reduced demand for our Internet auto parts & tool trade center.

The Ministry of Information Industry in China is currently reviewing its telecommunications regulations, particularly as they relate to activities on the Internet. While we are not aware of any existing or proposed regulations that have a significant direct adverse effect on our business, a restrictive regulatory policy toward the Internet industry in China would have a material direct adverse effect on our business as we will have a difficult time attracting members to join and utilize our Internet auto parts & tool trade center.

If relations between the United States and China worsen, the price of our common stock may decrease and we may have difficulty accessing the U.S. capital markets.

At various times during recent years, the United States and China have had significant disagreements over political and economic issues. Controversies may arise in the future between the two countries. Any political or trade controversies between the United States and China, whether or not directly related to our business, could adversely affect the price of our common stock and our ability to access the U.S. capital markets.

Other risks

Because our officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against the management for misconduct and may not be able to enforce judgement and civil liabilities against our officers, directors, experts and agents.

All of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" on pages 8 to 12, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission (the "SEC") at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at

1-800-SEC-0330. The SEC maintains an Internet web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 2,000,000 shares of common stock which were issued pursuant to a private placement offering made by Neoview pursuant to Regulation S promulgated under the Securities Act.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the respective selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will sell their shares of our common stock at a price of $0.02 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. The offering price of $0.02 per share is based on the last sales price of our common stock on November 30, 2004 and does not have any relationship to any established criteria of value, such as book value or earning per share. Additionally, because we have no significant operating history and have not generated any material revenue to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

DILUTION

Since all of the shares being registered are already issued and outstanding, no dilution will result from this offering.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business.

BUSINESS

We are incorporated on November 17, 2004 under the laws of the State of Nevada. Our principal executive office is located at Ste 401, 3702 South Virginia Street #G12, Reno, Nevada 89502. The telephone number of our principal executive office is (778) 322 1678.

We are developing our website and we plan to operate an Internet auto parts & tool trade through our website "autoparts-tools.net" (the "Internet auto parts & tool trade center"). We intend to develop our Internet auto parts & tool trade center into an online market place linking Chinese manufacturers and exporters of auto parts & tool products to buyers around the world. Our plan is to target the auto parts & tool products manufacturers and exporters in the People's Republic of China to register as sellers on our Internet auto parts & tool trade center.

Manufacturers and exporters of auto parts & tool products in China will be able to register as members on our website free of charge. On our website they can showcase their auto parts & tool products and specify the availability and price of each of their products. Our Internet auto parts & tool trade center will simplify the access to foreign markets for these Chinese auto parts & tool manufacturers and exporters. We do not plan to charge our members for registration or listing of their products on our Internet auto parts & tool trade center. Rather, we will charge our members a service fee for each sale made through our Internet auto parts & tool trade center. A schedule of service fees will be contained in the membership agreement that each member will be required to execute when they first register with our Internet auto parts & tool trade center.

We commenced construction of our website "autoparts-tools.net" in November, 2004. Only parts of the website are currently functional and our website currently still does not allow users to complete a purchase because we feel our website does not contain adequate security features to protect information given to us by the users. We intend to continue construction of our website and incorporate security features to secure information given to us through the Internet. We anticipate that our Internet auto parts & tool trade center will be fully operational by the end of the 2005.

When our Internet auto parts & tool trade center become fully operational, it will be divided into two major sections, one for sellers and one for buyers. Both of these sections will be accessible through our homepage. In the section for buyers, buyers may browse through the auto parts & tool products listed by our members. Both retail and wholesale buyers are welcomed to purchase auto parts & tool products listed on our Internet auto parts & tool trade center When a retail buyer is interested in buying a certain item listed in the for buyers area, the buyer may simply click on the item, specify the quantity and add the item to the buyer's shopping cart. When the buyer is ready to complete the purchase, the buyer can click on the checkout icon and an online form will appear to ask the buyer for shipping information, billing information and credit card information. Once a purchase order is transmitted to us from a retail buyer, we will forward the purchase order and the credit card information of the retail buyer to our member. Our member will be responsible for arranging the shipment of the products to the buyer and for processing the credit card payment from the buyer. A wholesale buyer can indicate its interest in buying products from one of our members on a wholesale basis by completing an online form. Once we receive an indication of interest from a wholesale buyer, we will forward the notice to our member and assist our member in going through the negotiation process and in completion of the sale of such auto parts & tool products. We will be able to utilize our Chinese language ability and our understanding of Chinese business practices and customs to facilitate the negotiation between our member and the wholesale buyer. Our Chief Financial Office who is also one of our directors, Jie Ping Liu, has experience in establishing collaboration between Chinese businesses and businesses in the North America. His unique background and abilities will enable us to assist our members in term of reducing the language, customs and trust barriers frequently encountered in an international trade transaction.

In the section for sellers on our Internet auto parts & tool trade center, we will encourage Chinese manufacturers and exporters of auto parts & tool products to register as members free of charge by completing an online registration form. Upon our receipt of a registration form from a new member, complete with company name, contact person, address, telephone and fax numbers, email address and information on their products, we will issue to the new member an username and a password. A member may log into members' section only if they have first obtained an username and password. Once the member has entered the members' only section, it may add, revise, delete information about the products it wishes to list on our Internet auto parts & tool trade center.

At the same time when we issue an username and password to a new member, we will enter into a membership agreement with the new member. The membership agreement will contain a schedule of services fees we will charge for each sale transaction completed through the use of our Internet auto parts & tool trade center. Under the membership agreement with member company will pay us service fees ranging from 1% to 3% of the total value of the auto parts & tool products sold, depending on the total value of a particular transaction, for sales of their auto parts & tool products to retail buyers. For each wholesale transaction completed through the use of our Internet auto parts & tool trade center, member company will pay us a service fee equal to 5% of the total value of the auto parts & tool products sold.

Users of our Internet auto parts & tool trade center may also access the search function from our homepage to search the auto parts & tool products listed on our Internet auto parts & tool trade center. Members can also access the sign in function directly from our homepage. Users of our website may also find information on our company, our partners and our contact information by clicking on the respective icons on our home page. We want to attract manufacturers and exporters of auto parts & tool products in China to register as members on our Internet auto parts & tool trade center. Accordingly, we are planning to construct parts of our Internet auto parts & tool trade center in Chinese to provide easy access to our members. Currently, however, we have not begun construction of the Chinese portion of our Internet auto parts & tool trade center. We do not have any plan to provide other languages on our website to accommodate users who speak languages other than English and Chinese.

Our website "autoparts-tools.net" are currently hosted by UCV Host Inc. of London, UK. Despite their implementation of network security measures, their servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to assist in the completion of purchases and sales of auto parts & tool products by our future members. Our computer systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. We do not presently have any redundant systems or a formal disaster recovery plan and we do not carry sufficient business interruption insurance to compensate us for losses that may occur.

Growth of Internet Usage in China

According to internet data provided by the China Internet Network Information Center (www.cnnic.com.ca), which began conducting surveys on Internet development in China in 1997, there were only 620,000 Internet users in China in October of 1997. But by the end of 1999, the number of Internet users in China had climbed to 8.9 million. The rate of increase continued in years 2000 and 2004. By June of 2004, the number of Internet users in China reached 26.5 million, up 56.8 percent from the same period the year before. Zhou Guangzhao, the chairman of the Third Asia-Pacific Symposium on Press and Scientific and Social Progress held in Beijing in November of 2004, stated that Internet media in China has become the fastest growing means of information transmission. Furthermore, according to a survey conducted by Nielsen/NetRatings service which was reported in April 2004 by People's Daily, a major Chinese newspaper, China has surpassed Japan to become the second largest global at-home Internet population.

As businesses in China increasingly seek to grow and expand their markets, they will inevitably recognize the need to serve suppliers, partners and buyers by allowing them easy access to product information on the Internet. The Internet can serve the world business communities by providing them with the necessary information instantaneously. We believe that websites with information presented in users' native languages will be even more valuable in the facilitation of the Internet business to business commerce.

Competition

We may not be able to compete effectively against our competitors as some of our competitors have greater financial, technical and human resources than us. If we do not compete against our competitors effectively, our business and prospects will be adversely affected.

Competitors who are manufacturers and use websites themselves, compete with those who are outside China, and other competitors who utilize products other than through the internet.

The size of Chinese market for Internet services attracts considerable attention from foreign companies seeking to expand the market for their goods and services. The online commerce market, particularly over the Internet, is new, rapidly evolving and intensely competitive, and we expect that the competition will intensify in the future. Barriers to entry are minimal, and current and new competitors can launch new websites at a relatively low cost. There are currently several websites, such as chinaproducts.com, chinaexporters.com and made-in-china.com, that serve as marketing and distribution channels for manufacturers or exporters of auto parts & tool products in China, but no single website has emerged as the market leader to date. We believe our primary competitors are other Internet trade portals focusing on the Chinese market, which also allow businesses to list their products and post their offers on their websites, including those websites noted above.

Most of these Internet trade portals allow every kind of business to list their products on their websites. The products listed on these websites range from electronics to consumer products. Because these websites do not have a targeted audience, users may easily get frustrated by the inability to access the industry specific information they wish to obtain. We believe that our Internet auto parts & tool trade center, by focusing on auto parts & tool products only, will be easier to use. By focusing only on the auto parts & tool industry, it will be easier for us to capture a reasonable number of auto parts & tool products manufacturers and exporters in China. We expect that by capturing a reasonable number of auto parts & tool products manufacturers and exporters, we will be positioned to grow the Chinese Internet business to business commerce market for the sale of auto parts & tool products successfully. During the initial stage of our business, we believe that 3 to 5 auto parts & tool products manufacturers and exporters will be a reasonable number for our Internet auto parts & tool trade center.

Furthermore, even though some websites compete with us for membership and product listings, they have a completely different revenue model from our Internet auto parts & tool trade center. Some of the websites that act as Internet intermediaries for Chinese products generate their revenues by selling advertising space on their websites such as advertising banners or by charging their members a premium for featuring their products in a prominent location of their websites. We believe our revenue model is better because our members will have full access to every feature of our website free of charge and we only charge our members when a sale of their products is completed through the use of our services. This will encourage our members to advertise many products on our Internet trade center and in turn will increase the variety of auto parts & tool products listed on our Internet trade center and attract more visitors to use our Internet auto parts & tool trade center to make their purchases. Our ability to act as a liaison between our members and potential retail and wholesale buyers after the buyers have expressed interest on our website will provide added value to our members. After a buyer has expressed interest in purchasing products listed on our website, we will assist our member in contacting the buyer, following up on the lead, negotiating a final deal and completing the transaction. We are unique in that we can utilize our language ability and our understanding of business culture in China in helping our members to negotiate and complete of their sale transactions.

We believe we will primarily compete with other Internet trade portals such are chinaproducts.com, chinaexporters.com and made-in-china.com on the level of reputation. We do not believe we will compete with these other Internet trade portals on the basis of price because we will charge fees from our members based on a model that is different from the fees charged by these other Internet trade portals. We also do not believe that we will compete with these other Internet trade portals on the basis of service because the scope of our proposed services is more comprehensive, ranging from transmission of purchase orders to assisting in the negotiation and finalisation of a wholesale transaction. Our competitive position in the industry is unknown at this time because we have not completed the construction of our Internet auto parts & tool trade portal. When our Internet auto parts & tool trade portal first becomes operational, any competitive position that we establish in the industry will be vulnerable and we will need to focus on our marketing efforts to build up the reputation of our Internet auto parts & tool trade center.

A number of our competitors, including chinaproducts.com, chinaexporters.com, and made-in-china.com, are well established, substantially larger and have substantially greater market recognition, greater resources and broader distribution capabilities than we have. There can be no assurance that we will be able to compete successfully against current and future competitors, and competitive pressures faced by Neoview may affect our ability to establish or maintain a membership base for our Internet auto parts & tool trade center. If we are unable to establish and maintain a membership base for our Internet auto parts & tool trade center, then we will be unable to generate the revenues and cash flow necessary to continue our business operations.

Marketing

Our directors, Jie Ping Liu and Hao Liu, have developed many business contacts through their past and current employment in the auto parts & tool industry in the Jiangsu Province of China and have developed an intimate understanding of Chinese business practices and customs. They intend on actively promoting interest in our Internet auto parts & tool trade center among these business contacts in the Chinese auto parts & tool industry. In addition, we intend to promote our Internet auto parts & tool trade center through traditional advertising and promotional media, such as newspaper and trade publications, and advanced media, such as targeted electronic mail, internet banner advertising and internet webpage links, to effect maximum exposure and penetration in the auto parts & tool products marketplace. We also anticipate conducting a series of "road shows" for key trade publications, consultants and auto parts & tool industry businesses in major cities in China in the summer of 2005. During the road shows, our directors plan to visit major auto parts & tool manufacturers in Jiangsu and other provinces to introduce our Internet auto parts & tool trade center and services to the Chinese auto parts & tool manufacturers.

Research and Development

Although our website provider has provided to us webspace and technical support related to their server, they do not provide any service to our program or software. Since November, 2004, our Chief Executive Officer, Hao Liu, has been providing us with technical services in the basic design and setting up of our Internet auto parts & tool trade center. In the 12 months ending December 31, 2005, we plan to complete the construction of our website and further develop features and functionality of our Internet auto parts & tool trade center. We intend to incorporate security features to our website so we can protect information given to us by the users of our Internet auto parts & tool trade center. Furthermore, as the number of products listed on our website increases, we will upgrade and expand our database so products can be organized by manufacturers as well as by category. With the expansion of our database, we may be required to upgrade our search function to make searching for a product on our website more user friendly. After our Internet auto parts & tool trade center achieves a level of satisfactory acceptance among the Chinese auto parts & tool manufacturers, we may sell advertising space on our website to allow banner and click through advertisements to be purchased by members and users of our website.

As we are targeting auto parts & tool products manufacturers and exporters in China to register as members on our website, we plan to construct parts of our Internet auto parts & tool trade center in Chinese to provide easy access to our prospective members. Currently, however, we have not begun construction of the Chinese portion of our Internet auto parts & tool trade center. Furthermore, our members are currently responsible for arranging credit card payments for the payment of auto parts & tool products purchased as a result of being listed on our website between themselves and the purchasers. As the number of sales through the use of our website increases, we may add the ability to process credit card payments from the users directly on our website. Finally, we intend to proactively seek feedback from our members and develop upgrades and modifications to our Internet auto parts & tool trade center as recommended by our members.

As the tasks become more difficult and complex, we expect to retain assistance from professional consultants other than Ms. Hao Liu. Competition for individuals in the technology sector has been intense and we may not be able to attract, assimilate, or retain additional highly qualified consultants or personnel when needed to complete the further development of our Internet auto parts & tool trade center. In addition to the $2,500 we already paid to Ms. Hao Liu for her technical services in the initial set up of our website, we estimate our expenses in completing construction of our website and further develop functions of our Internet auto parts & tool trade center to be $2,500 for the 12 months ending December 31, 2004.

Intellectual Property

Other than registering our domain name ""autoparts-tools.net"" with the domain registration service offered by Network Solutions, and by entering into service agreements containing restrictive covenants with current and prospective technical service providers, we have not taken any active steps to protect our intellectual property rights. Our intellectual property rights include the common law trademark right in our domain name ""autoparts-tools.net"", which is derived from our use of this domain name in association with our service and copyrights in the design of our website as provided in the service agreement with Mr. Jie Ping Liu. We do not own any patents and have not filed any patent or trademark applications, as we do not believe that the benefits of these protections outweigh the costs of filing and updating the patent and trademark applications. It may be possible for a third party to copy our Internet auto parts & tool trade center without authorization. In addition, litigation may be necessary in the future to protect our intellectual property rights or to determine the validity and scope of the proprietary rights of others, which could result in substantial costs and diversion of our resources and could have a detrimental effect on our business, results of operations and financial conditions.

In addition, litigation may be necessary in the future to protect our intellectual property rights or to determine the validity and scope of the proprietary rights of others, which could result in substantial costs and diversion of our resources and could affect our ability to continue to operate all or portions of our Internet auto parts & tool trade center. If we are unable to operate our website, we will be unable to generate any revenues or cash flow and as a result our business will likely fail.

There is also a risk that one of our competitors or another business may commence a lawsuit against us claiming that our Internet auto parts & tool trade center infringes on their proprietary technology or intellectual property. Any infringement claims against us, with or without merit, could subject us to costly litigation and the diversion of our financial resources and technical and management personnel. Further, if such claims are successful, we may be required to change or alter the content of our Internet auto parts & tool trade center and pay financial damages. An adverse outcome in any litigation or proceedings could require us to license disputed rights from third parties or to cease using such rights.

Government Regulations

We will file tax returns in such jurisdictions of the US as required by law based on principles applicable to traditional businesses. However, one or more jurisdictions could seek to impose additional income tax obligations or sales tax collection obligations on companies, such as ours, that engage in or facilitate electronic commerce. A number of proposals have been made at state and local levels in the United States that could impose such taxes on the sale of products and services through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce and adversely affect our opportunity to generate revenues and become profitable. The United States Congress has enacted legislation limiting the ability of the states to impose taxes on Internet-based transactions. This legislation, known as the Internet Tax Freedom Act was enacted on October 1, 1998 and was scheduled to expire on October 21, 2004. The legislation imposed a three-year moratorium on state and local taxes on (1) electronic commerce where such taxes are discriminatory and (2) Internet access unless such taxes were generally imposed and actually enforced prior to October 1, 1998. This tax moratorium has been renewed for two more years. However, failure to renew this legislation in the future would allow various states of the United States to impose taxes on Internet-based commerce. The imposition of such taxes could adversely affect our ability to become profitable.

We are subject to the laws and regulations in the US such as business license requirements, income taxes and payroll taxes.

Due to the global nature of the Internet, it is possible that the governments of other states and foreign countries, including China, might attempt to regulate its transmissions or prosecute for violations of their laws. We might unintentionally violate such laws, such laws may be modified, and new laws may be enacted in the future. Any such developments could have a material adverse effect on our business, operating results and financial condition.

Furthermore, our growth could be materially adversely affected by governmental regulation of the Internet in China. Due to the increasing popularity and use of the Internet and other online services, it is possible that regulations may be adopted by the Chinese government with respect to the Internet or other services covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Furthermore, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws in China that may impose additional burdens on companies conducting business online. The adoption of additional laws and regulations applicable to the Internet may slow the growth of the Internet, which could in turn lead to reduced demand for our Internet auto parts & tool trade center.

The Ministry of Information Industry in China is currently reviewing its telecommunications regulations, particularly as they relate to activities on the Internet. While we are not aware of any existing or proposed regulations that have a significant direct adverse effect on our business, a restrictive regulatory policy toward the Internet industry in China would have a material direct adverse effect on our business.

Growth Strategy

We will continue to focus on growing "autoparts-tools.net" into an Internet market place for auto parts & tool products manufactured and to be exported from China through our contacts within the auto parts & tool industry in China and through our internal marketing efforts. However, as one potential future growth strategy, we may consider acquiring other established Internet trade portals or other auto parts & tool products manufacturing business to maximize the potential synergies and efficiencies in our business operations.

PLAN OF OPERATION

Since we have not generated revenue and have only recently commenced construction of our Internet auto parts & tool trade center, our independent auditors have issued an opinion about our ability to continue as a going concern in connection with our audited financial statements for the period ended December 31, 2004. Our deficit is $19,222 as of the period ended on December 31, 2004. The discussion below provides an overview of our operations and discusses our plan of operation.

The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in the section entitled "Risk Factors" beginning on page 8 of this prospectus.

General

From the date of our incorporation on November 17, 2004 to now, we have been a start up company that has no revenues. Our operating activities during this period consist primarily of developing an Internet auto parts & tool trade center website to facilitate the trade of auto parts & tool products manufactured in China. Parts of our website at "autoparts-tools.net" commenced operation on December 22nd, 2004 and until our website become fully operational we will not generate any revenues from our operation of our website.

Our financial statements are prepared in conformity with generally accepted accounting principles of the United States of America. Our operating expenses are classified into four categories:

- audit fees, which consists primarily of accounting and auditing fees for the year end audit. The amount incurred by our company during the period from November 17, 2004 to December 31, 2004 was $Nil(estimated to be approximately $9,000 for the 12 months ending December 31, 2005);

- bank charges, which consist primarily of charges by our bank for processing transactions through our checking account. The amount incurred by our company during the period from November 17, 2004 to December 31, 2004 was $nil (estimated to be approximately $500 for the 12 months ending December 31, 2005);

- legal and organizational fees, which consist primarily of legal fees paid by us regarding securities advice and organizing the company. The amount incurred by our company during the period from November 17, 2004 to December 31, 2004 was $16,421 (estimated to be approximately $35,000 for the 12 months ending December 31, 2005); and

- operating expenses, which consist primarily of the expenses incurred for developing and operating our Internet auto parts & tool trade center, including expenses incurred in the setting up of the website, designing of the various functions of the website, promote awareness of our Internet auto parts & tool trade center in the Chinese auto parts & tool industries, solicitation of interests among Chinese auto parts & tool manufacturers to register as members onto our website and other administrative expenses. The amount incurred by our company during the period from November 17, 2004 to December 31, 2004 was $Nil (estimated to be approximately $12,000 for the 12 months ending December 31, 2005).

Plan of Operation

Our primary objective in the 12 months ending December 31, 2005 will be to further develop our Internet auto parts & tool trade center on our website "autoparts-tools.net". We have only recently commenced construction of our Internet trade center in December, 2004. Part of the website is now operational but our website currently still does not allow users to purchase the auto parts & tool products listed on our website because we feel our website does not contain adequate security features to protect information given to us by the users of our website. We intend to continue construction of our website and incorporate security features to secure information given to us through the Internet. We anticipate that our Internet auto parts & tool trade center will be fully operational by the end of the calendar year ending December 31, 2005.

Our Internet auto parts & tool trade center will be an online showroom where our members can list their auto parts & tool products for sale. During the initial stage of the development of our Internet auto parts & tool trade center, we will focus on finished auto parts & tool products. We plan to target the Chinese auto parts & tool manufacturers and exporters because we want to take advantage of our management's Chinese language ability and their existing contacts in the Chinese auto parts & tool industry. Our directors were born and educated in China and they speak fluent Chinese (Mandarin). Mandarin is the official dialect commonly used in all of China including the business communities and ordinary residents in China. They have also worked in the auto parts & tool industry in the Jiangsu Province of China. Through their business experience they have established many business contacts in the auto parts & tool industry in China and have an intimate understanding of the Chinese business practices and customs.

We have not generated any revenues and our operating activities have used cash resources of approximately $19,222 from November 17, 2004 to the period ending December 31, 2004. This negative cash flow is attributable to the costs incurred in the set up of our corporate structure, establishment of our bank accounts, payment of our audit fees and legal fees, and registration of our domain name for our website "autoparts-tools.net". We anticipate that our operating expenses will increase as we develop more sophisticate security and other functions for our Internet auto parts & tool trade center. We estimate our expenses in completing and developing the functionality of our website to be $5,000 for the 12 months ending December 31, 2005.

We plan to generate revenues from our Internet auto parts & tool trade center primarily through the transactional fees we will charge our members for the sale of their auto parts & tool products through the use of our Internet auto parts & tool center. A schedule of fees will be contained in the membership agreement that each member will be required to execute when they first register with our Internet auto parts

& tool trade center. Depending on the size of the member company, we may adjust the rate of our transactional fees, which we estimate will be between 1% to 5% of the total value of the auto parts & tool products sold for each transaction. We will charge a higher transactional fee for assisting our members in the sale of their auto parts & tool products to a wholesale buyer through the use of our Internet auto parts & tool trade center. The costs of these marketing activities in the 12 months ending December 31, 2005 will be approximately $5,000, which will make up the bulk of our operating expenses. In addition to these expense, we expect that our Internet auto parts & tool trade center will cost approximately $1,000 per month to operate. We will market our business to the public with our marketing activities described below.

We expect to start to generate revenues in early 2006. From the end of 2005 to the period that we start to generate revenues, we plan to add some new features to our website including instant messenger between buyers and sellers, product rank by selling quantity, ***, etc. We estimate to complete these new features in 3 to 4 months which will cost about $1,500.00.

In our management's opinion, we need to achieve the following events or milestones in the next twelve months in order for us to become operational:

- We must complete the construction of our website for use as our Internet auto parts & tool trade center. Our website currently still does not allow users to complete a purchase because we feel our website does not contain adequate security features to protect information given to us by the users. We intend to continue construction of our website and incorporate security features to secure information given to us through the Internet. We expect that our Internet auto parts & tool trade center will be fully operational by the end of the calendar year ending December 31, 2005. We estimate the operating cost will be about $_________.

- We must continue to market our Internet auto parts & tool trade center and obtain membership applications from interested auto parts & tool products manufacturers in China. We intend to sign up at least 30 members for our Internet auto parts & tool trade center in 8 months. .

In order to complete this milestone we must do the following:

  Our director have contacted a few auto parts & tool products manufacturers in China to solicit their interests in the services to be provided by our Internet auto parts & tool trade center. Based on our meetings and discussions with these Chinese auto parts & tool products manufacturers, we believe that some of them will sign up to become members of our Internet auto parts & tool trade center. We plan to have further meetings with Chinese auto parts and tool products manufacturers and spend ___ weeks for such meetings. The estimate cost will be about $1,000.00.
  We must continue to attend meetings with auto parts & tool industry professionals in China and develop relationships with those professionals. We believe that executives in the Chinese auto parts & tool industry can provide names of potential members for our Internet auto parts & tool trade center. Through these industry professionals, we will also be able to establish a certain level of awareness of our Internet auto parts & tool trade center in the Chinese auto parts & tool industry. We plan to spend ___ weeks for attending such meetings and the estimate cost will be about $1,000.00
  We must develop relationships with customs brokers and trade professionals who specialize in wholesale trades of auto parts & tool products. We believe that these brokers and trade professionals will become good sources of referrals for membershipWe should have developed relationships with several brokers who will be sources of referrals by the end of 2005. We plan to meet with and contact these brokers and spend ___weeks for such activities and the estimate cost will be about $1,000.00
  We must promote our Internet auto parts & tool trade center through traditional advertising and promotional media, such as newspaper and trade publications, and advanced media, such as targeted electronic mail, internet banner advertising and internet webpage links. We also anticipate conducting a series of "road shows" for key trade organizations and consultants in major cities in China in the summer of 2005. It will be about ___ days and the estimate cost will be about $2,000.00.

Purchase or Sale of Equipment

We do not anticipate that we will expend any significant amount on equipment for our present or future operations. We may purchase computer hardware and software for our ongoing operations.

Liquidity and Capital Resources

At December 31, 2004, we had $33,278 in cash. We anticipate that our total operating expenses will be approximately $22,000.00 for the next 12 months ending December, 2005. If we have not complete the construction of our website and have not generated sufficient revenues from operation of our auto parts and tool trade center, we anticipate that we may need to raise additional capital to continue our operation before the end of 2005. If we do not raise additional capital when needed, we may have to forced to abandon our business. Such additional capital may be raised through private financing as well as borrowing and other sources. We cannot guarantee that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then our ability to expand our operations may be adversely affected.

Personnel

As of December 31, 2004, our Chief Executive Officer, Hao Liu, and Chief Financial Officer, Jie Ping Liu, are the only employees of our company. They are currently working about 10 to 20 hours per week to meet our needs. They handle all of the responsibilities in the area of corporate administration, business development and research. In addition, they also provide us with capital raising services. In the 12 months ending December 31, 2006 we plan to expand our total number of permanent employees to approximately four: one in system administration, two in the area of sales and marketing and one in general administration. We anticipate the cost of each additional employee to be employed will be approximately $1,000 per month and we may choose to compensate our employees with considerations other than cash, such as shares of our common stock or option to purchase shares of our common stock.

If our sales and marketing program is successful in building a significant membership base for our Internet auto parts & tool trade center and we experience rapid growth, our current officers and directors will be required to hire new personnel to improve, implement and administer our operational, management, financial and accounting systems.

PROPERTY

Neoview currently shares office space located at STE 401, 3702 South Virginia Street, #G12, Reno, Nevada 89502-6030.These facilities are provided to us at no charge by our director, Mr. Jie Ping Liu.

Since December 2004, we have also used office space located at Tongtai Industrial Zone, Taizhou, China. These facilities are provided to us at no charge by our President, Chief Executive Officer and director, Ms. Hao Liu.

MANAGEMENT

Directors and Executive Officers of Neoview

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Hao Liu	Director, President and Chief Executive Officer	26	Director since November 17, 2004, President and Chief Executive Officer since November 17, 2004
Jie Ping Liu	Director, Chief Financial Officer, Treasurer and Secretary	55	Director since November 30, 2004, Chief Financial Officer, Secretary, Treasurer since November 30, 2004

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Hao Liu, Director, President and Chief Executive Officer

Hao Liu is a director, President and Chief Executive Officer of Neoview Holdings Inc. Ms. Liu was educated in Beijing, China and obtained a master's degree in 2002 in International Trade and Economy from the Capital Normal University in Beijing, China. Since 2002, she has been employed by Yale Technologies Inc., a Chinese company, in Beijing, China to provide consulting services to other companies. and was responsible for introducing the Gas Saving Device for automobiles to the foreign market.

Jie Ping Liu, Director, Chief Financial Officer, Treasurer and Secretary

Jie Ping Liu is a director and CFO of Neoview Holdings Inc. Mr. Liu has gained experience in financial and business management through investing in start up companies like Taizhou Property Holdings Inc. in Taizhou, China from 1996 to 1999. His participation in Taizhou Property Holdings Inc. as Managing Director includes developing fund raising strategies, securing credit lines and negotiating business combination transactions such as mergers, acquisitions and joint ventures. Since 1999, Mr. Liu has served as the Chairman of the Board and the President of Newland Development, Inc., a private property and construction company in Taizhou, China.

Committees of the Board

We do not have an audit or compensation committee at this time.

Family Relationships

There are no family relationships between any director or executive officer.

EXECUTIVE COMPENSATION

The following table summarizes the compensation awarded to, earned by, or paid to our President and Chief Executive Officer during the period from November 17, 2004 (incorporation) to December 31, 2004.

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation	Pay- outs
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation	Securities Under Options/ SAR's Granted	Restricted Shares or Restricted Share Units	LTIP Pay- outs	All Other Compen- sation
Hao Liu President & C.E.O.	2004	Nil	Nil	Nil	Nil	Nil	Nil	$2,500.00*

*We have not entered into any employment agreement with our directors and executive officers, other than a service agreement with Ms. Hao Liu dated December 1, 2004 for her technical services and under the service agreement we agreed to pay Ms. Liu a service fee in the total amount of $5,000.00 for her technical services for the period from December 1, 2004 to and including December 31, 2005. As of December 31, 2004, we have paid Ms. Hao Liu a total of $2,500 for the technical services she provided pursuant to the service agreement.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

Directors Compensation

We reimburse our directors for expenses incurred in connection with attending board meetings but did not pay director's fees or other cash compensation for services rendered as a director in the period ended December 31, 2004.

We have no formal plan for compensating our directors for their service in their capacity as directors. We may grant to our directors in the future options to purchase shares of common stock as determined by our board of directors or a compensation committee which may be established in the future. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. The board of directors may award special remuneration to any director undertaking any special services on behalf of Neoview other than services ordinarily required of a director. Other than indicated in this prospectus, no director received and/or accrued any compensation for his or her services as a director, including committee participation and/or special assignments.

DISCLOSURE OF SEC POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The General Corporate Law of Nevada empowers a company incorporated in Nevada, such as Neoview, to indemnify its directors and officers under certain circumstances. The Nevada law provides that a corporation may indemnify a director or an officer who is a party or to threatened to be made a party to any acts, suits or proceedings, if he exercised his power in good faith and with a view to the interest of the corporation or with respect to any criminal acts or proceedings, he had no reasonable cause to believe his conduct was unlawful.

Our Articles of Incorporation provide that no director or officer shall be personally liable to Neoview or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve a knowing violation of law or the payment of dividends in violation of the General Corporate Law of Nevada.

Our Bylaws provide that no officer or director shall be personally liable for any obligations of Neoview or for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of Neoview. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or wilful misconduct.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Neoview under Nevada law or otherwise, Neoview has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth, as of December 30th, 2004, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Hao Liu 6 Baojianxiang, S. . Gaogang, Taizhou Jiangsu, China	250,000 common shares	10%
Jie Ping Liu 38 Tongtai Rd. S. Gaogang, Taizhou Jiangsu, China	250,000 common shares	10%
Directors and Executive Officers as a Group	500,000 common shares	20%

(1) Based on 2,500,000 shares of common stock issued and outstanding as of December 31, 2004. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of Neoview.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

The promoters of our company are our President, Chief Executive Officer and one of our directors, Hao Liu, our Chief Financial Officer, corporate secretary and one of our directors, Jie Ping Liu.

On November 30, 2004, we issued 250,000 shares of our common stock at $0.02 per share to Ms. Hao Liu in a private placement transaction. Ms. Liu paid the same per share price as every other subscriber in the private placement.

On November 30, 2004, we issued 250,000 shares of our common stock at $0.02 per share to Mr. Jie Ping Liu in a private placement transaction. Mr. Liu paid the same per share price as every other subscriber in the private placement.

Since November 30 of 2004, our President who is also one of our directors, Hao Liu, has been providing us with technical services in the basic design and setting up of our Internet auto parts & tool trade center. We entered into a service agreement with Ms. Hao Liu for his technical services and under the service agreement we agreed to pay Ms. Hao Liu an amount as determined by our directors in view of Ms. Hao Liu's contribution to our company and the funds available to us for compensation of contractors and employees. As of December 31, 2004, we paid Ms. Hao Liu a total of $2,500 for the technical services she provided pursuant to the service agreement between the Company and Ms. Liu dated December 1, 2004.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock. Our common stock is not currently listed on any national exchange or electronic quotation system. There is currently no market for our securities and a market may never develop. The selling stockholders will sell their shares of our common stock at a price of $0.02 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of the exchange;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately negotiated transactions;

(f) a combination of any aforementioned methods of sale; and

(g) any other method permitted pursuant to applicable law.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above. Before the involvement of any broker-dealer in the offering, such broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from the NASD Corporate Finance Department.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

If the selling stockholders enter into an agreement to sell their shares to a broker-dealer as principal and the broker-dealer is acting as an underwriter, and to the extent required under the Securities Act, we will file a post effective amendment to this registration statement to disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction. We will also take the agreement between the selling stockholders and the broker-dealer as an exhibit to this registration statement.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. Rule 144 provides that any affiliate or other person who sells restricted securities of an issuer for his own account, or any person who sells restricted or any other securities for the account of an affiliate of the issuer of such securities, shall be deemed not to be engaged in a distribution of such securities and therefore not to be an underwriter thereof within the meaning of Section 2(a)(11) of the Securities Act if all of the conditions of Rule 144 are met. Conditions for sales under Rule 144 include:

(1) adequate current public information with respect to the issuer must be available;

(2) restricted securities must meet a one year holding period, measured from the date of acquisition of the securities from the issuer or from an affiliate of the issuer;

(3) sales of restricted or other securities sold for the account of an affiliate, and sales of restricted securities by a non-affiliate, during any three month period, cannot exceed the greater of (a) 1% of the securities of the class outstanding as shown by the most recent statement of the issuer; or (b) the average weekly trading volume reported on all exchanges and through a automated inter-dealer quotation system for the four weeks preceding the filing of the Notice in Form 144;

(4) the securities must be sold in ordinary "brokers' transactions" within the meaning of section 4(4) of the Securities Act or in transactions directly with a market maker, without solicitation by the selling security holders, and without the payment of any extraordinary commissions or fees;

(5) If the amount of securities to be sold pursuant to Rule 144 during any three month period exceeds 500 shares/units or has an aggregate sale price in excess of $10,000, the selling security holder must file a notice in Form 144 with the Commission.

The current information requirement listed in (1) above, the volume limitations listed in (3) above, the requirement for sale pursuant to broker's transactions listed in (4) above, and the Form 144 notice filing requirement listed in (5) above cease to apply to any restricted securities sold for the account of a non-affiliate if at least two years has elapsed from the date the securities were acquired from the issuer or from an affiliate. These requirement will cease to apply to sales by the selling security holders of the shares of our common stock covered by this registration statement on November 30, 2006.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is The Nevada Agency and Trust Company (50 West Liberty Street, Suite 880, Reno, Nevada 89501).

SELLING STOCKHOLDERS

All of the shares of common stock issued are being offered by the selling stockholders listed in the table below. We issued the shares of common stock in a private placement transaction exempt from registration under the Securities Act pursuant to Regulation S.

The selling stockholders may offer and sell, from time to time, any or all of their common stock. Because the selling stockholders may offer all or only some portion of the shares of common stock listed in the table, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of December 31, 2004, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholders.

None of the selling stockholders holds any position, office or other material relationship with the Company or its affiliates
Name of Selling Stockholder and Position, Office or Material Relationship (if any) with Neoview	Number of Shares Owned by Selling Stockholder Before Offering	Percent of Total Issued and Outstanding Shares Owned by Selling Stockholder Before Offering	Total Shares Offered for Sell(2)	Number of Shares Owned by Selling Stockholder After Offering(1) and Percent of Total Issued and Outstanding
				# of Shares	% of Class
Man Li Liu	50,000	2%	50,000	0	0%
Mei Zhu	50,000	2%	50,000	0	0%
Guo Xiang Zheng	50,000	2%	50,000	0	0%
Li Mao	50,000	2%	50,000	0	0%
Guo Zhu Chen	50,000	2%	50,000	0	0%
Jie Jiang	50,000	2%	50,000	0	0%

Min Kun Zheng	50,000	2%	50,000	0	0%
Hui Hong	50,000	2%	50,000	0	0%
Feng Wen He	50,000	2%	50,000	0	0%
Xing Qiu	50,000	2%	50,000	0	0%
Quan Wu	50,000	2%	50,000	0	0%
Wen Huang Hu	50,000	2%	50,000	0	0%
Fang Fang Deng	50,000	2%	50,000	0	0%
Qin Fang Zhong	50,000	2%	50,000	0	0%
Ming Wu	50,000	2%	50,000	0	0%
Hua Fang Ge	50,000	2%	50,000	0	0%
Wei Yang	50,000	2%	50,000	0	0%
Ze Ying Yao	50,000	2%	50,000	0	0%
Hao Yuan	50,000	2%	50,000	0	0%
Hua Jian Zhuang	50,000	2%	50,000	0	0%
Zhen Hua He	50,000	2%	50,000	0	0%
Jia Hui Zhang	50,000	2%	50,000	0	0%
Hua Cai	50,000	2%	50,000	0	0%
He Ping Jing	50,000	2%	50,000	0	0%
Yan Wang	50,000	2%	50,000	0	0%
Lin Mei Yao	50,000	2%	50,000	0	0%
Hai Bo Yang	50,000	2%	50,000	0	0%
Fang Qiu	50,000	2%	50,000	0	0%
Le Rui Zhang	50,000	2%	50,000	0	0%

Xin Min Shen	50,000	2%	50,000	0	0%
Li Min Shen	50,000	2%	50,000	0	0%
Guo Min Shen	50,000	2%	50,000	0	0%
Jian Qiu	50,000	2%	50,000	0	0%
Wen Yuan Xu	50,000	2%	50,000	0	0%
Xin Chun Pan	50,000	2%	50,000	0	0%
Hua Shen	50,000	2%	50,000	0	0%
Guo Xiang Huang	50,000	2%	50,000	0	0%
Jian Hong Fang	50,000	2%	50,000	0	0%
Na Shen	50,000	2%	50,000	0	0%
Hui Ming Zhu	50,000	2%	50,000	0	0%

(1) Assumes all of the shares of common stock offered are sold. The percentage are based upon 2,500,000 shares of common stock issued and outstanding on December 31, 2004.

(2) The selling stockholders may offer only a portion of the amount listed.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 25,000,000 shares of common stock, $0.001 par value. As of December 31, 2004, there were 2,500,000 shares of common stock issued and outstanding. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders, including the election of directors.

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of Neoview, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

Stockholders do not have pre-emptive rights to subscribe for additional shares of common stock if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

LEGAL PROCEEDINGS

We know of no any, active or pending legal proceedings against us, nor are we involved as a plaintiff in any proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholders are an adverse party or has a material interest adverse to us.

LEGAL MATTERS

The validity of the shares of common stock offered by the selling stockholders was passed upon by the law firm of Fraser and Company, Vancouver, British Columbia.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

We engaged Moore Stephens Ellis Foster Ltd. ("Ellis Foster"), chartered accountants, to audit our financial statements for the period ended December 31, 2004. There has been no change in the accountants and no disagreements with Ellis Foster on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus was employed by us on a contingency basis. Nor was any such person, our promoter, underwriter, voting trustee, director, officer or employee.

EXPERTS

Our financial statements for the period from our inception on November 17, 2004 to December 31, 2004 included in this prospectus and registration statement have been audited by Ellis Foster, independent chartered accountants, as set forth in their report accompanying the financial statements (which contains an explanatory paragraph regarding Neoview's ability to continue as a going concern) and are included in reliance upon the report, given on the authority of the firm, as experts in accounting and auditing.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Currently there is no established public trading market for our common stock. We do not have any common stock subject to outstanding options or warrants and there are no securities outstanding that are convertible into our common stock. None of our issued and outstanding common stock can be sold pursuant to Rule 144 at this time. We are registering 2,000,000 shares of our common stock under the Securities Act for sale by the selling securities holders named in this prospectus. There are currently 42 holders of record of our common stock.

We have not declared any dividends on our common stock since the inception of our company on November 17, 2004. There is no restriction in our Articles of Incorporation and Bylaws that will limit our ability to pay dividends on our common stock. However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". "Penny stock" is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standarized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock..

WHERE YOU CAN FIND MORE INFORMATION

We are not required to deliver an annual report to our stockholders but will voluntarily send an annual report, together with our annual audited financial statements. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Neoview, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document the material terms of the exhibits are disclosed in this prospectus. You may review a copy of the registration statement at the SEC's public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Neoview Holdings Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

FINANCIAL STATEMENTS

Our financial statements are stated in United States Dollars (US$) and are prepared in conformity with generally accepted accounting principles of the United States of America.

The following financial statements pertaining to Neoview Holdings Inc. are filed as part of this registration statement:

- Audited financial statements for the period from November 17, 2004 (Date of Inception) to December 31, 2004

NEOVIEW HOLDINGS INC.

(A development stage company)

Financial Statements

(Expressed in U.S. Dollars)

December 31, 2004

Index

Report of Independent Registered Public Accounting Firm

Balance Sheet

Statement of Stockholders' Equity

Statement of Operations

Statement of Cash Flows

Notes to Financial Statement

MOORE STEPHENS

ELLIS FOSTER LTD.

CHARTERED ACCOUNTANTS

1650 West 1st Avenue
Vancouver, BC Canada V6J 1G1
Telephone: (604) 737-8117 Facsimile: (604) 714-5916
Website: www.ellisfoster.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

NEOVIEW HOLDINGS INC.
(A development stage company)

We have audited the balance sheet of Neoview Holdings Inc. (a development stage company) ("the Company") as at December 31, 2004 and the related statements of stockholders' equity, operations and cash flows for the period from November 17, 2004 (inception) to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and the results of its operations and its cash flows for the period from November 17, 2004 (inception) to December 31, 2004 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, realization of a major portion of the assets is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	"MOORE STEPHENS ELLIS FOSTER LTD."
January 10, 2005	Chartered Accountants

MSEFA partnership of incorporated professionals
An independently owned and operated member of Moore Stephens North America Inc., a member of Moore Stephens International Limited
- members in principal cities throughout the world

NEOVIEW HOLDINGS INC.
(A development stage company)

Balance Sheet
December 31, 2004
(Expressed in U.S. Dollars)

ASSETS

Current Assets
Cash and cash equivalents	$33,278

Total Current Assets	$33,278

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities

Current Liabilities
Due to a related party	$2,500

Stockholders' Equity

Capital Stock
Authorized:
75,000,000 common shares with a par value of $0.001
Issued:
2,500,000 common shares	2,500

Additional paid-in capital	47,500

Deficit accumulated during the development stage	(19,222)

Total Stockholders' Equity	30,778

Total Liabilities and Stockholders' Equity	$33,278

The accompanying notes are an integral part of these financial statements.

NEOVIEW HOLDINGS INC.
(A development stage company)

Statement of Stockholders' Equity
Period from November 17, 2004 (inception) to December 31, 2004
(Expressed in U.S. Dollars)
				Deficit
				accumulated
			Additional	during the	Total	Total
	Common stock		paid-in	development	stockholders'	comprehensive
	Shares	Amount	capital	stage	equity	income (loss)

Common shares issued for cash on
November 30, 2004 for $0.02 per share	2,500,000	$2,500	$47,500	$-	$50,000	$-

Comprehensive income (loss)
- net (loss) for the period	-	-	-	(19,222)	(19,222)	(19,222)

Balance, December 31, 2004	2,500,000	$2,500	$47,500	$(19,222)	$30,778	$(19,222)

The accompanying notes are an integral part of these financial statements.

NEOVIEW HOLDINGS INC.
(A development stage company)

Statement of Operations
Period from November 17, 2004 (inception) to December 31, 2004
(Expressed in U.S. Dollars)

Expenses
Management and consulting fees	$2,500
Office and miscellaneous	301
Professional fees	16,421

Total expenses	19,222

Net (loss) for the period	$(19,222)

Earnings (loss) per shares - basic and diluted	$(0.01)

Weighted average number of shares
outstanding - basic and diluted	2,500,000

The accompanying notes are an integral part of these financial statements.

NEOVIEW HOLDINGS INC.
(A development stage company)

Statement of Cash Flows
Period from November 17, 2004 (inception) to December 31, 2004
(Expressed in U.S. Dollars)

Cash flows used in operating activities
Net (loss) for the period	$(19,222)

Cash flows from financing activities
Advance from a related party	2,500
Proceeds from share issuance	50,000

Net cash provided by financing activities	52,500

Net increase in cash and cash equivalents	33,278

Cash and cash equivalents, beginning of period	-

Cash and cash equivalents, end of period	$33,278

Supplemental disclosures of cash flow information:
Interest expense paid in cash	$-
Income taxes paid in cash	$-

The accompanying notes are an integral part of these financial statements.

NEOVIEW HOLDINGS INC.
(A development stage company)

Notes to Financial Statements
December 31, 2004

(Expressed in U.S. Dollars)

  Incorporation and Continuance of Operations

  Neoview Holdings Inc. ("the Company") was incorporated on November 17, 2004 under the laws of the State of Nevada. The Company is a development stage enterprise in the business of developing and maintaining an Internet auto parts & tool trade center on website "autoparts-tools.net".

  These financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has incurred an operating loss and requires additional funds to maintain its operations. Management's plans in this regard are to raise equity financing as required and ultimately, achieve profitable operations.

  These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from this uncertainty.

  The Company has not generated any operating revenues to date.

  Significant Accounting Policies

    Accounting Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

    Cash and Cash Equivalents

    Cash equivalents comprise certain highly liquid instruments with a maturity of three months or less when purchased. As at December 31, 2004, cash and cash equivalents consist of cash only.

    Advertising

    The Company expenses advertising costs as incurred. There were no advertising expenses incurred by the Company for the period from
    November 17, 2004 (inception) to December 31, 2004.

    NEOVIEW HOLDINGS INC.
    (A development stage company)

    Notes to Financial Statements
    December 31, 2004

    (Expressed in U.S. Dollars)

    2. Significant Accounting Policies (continued)

    Foreign Currency Transactions and Translations

    The Company maintains its accounting records in U.S. Dollars and translates the foreign currency transactions as follows:

    At the transaction date, each asset, liability, revenue and expense denominated in foreign currency is translated into U.S. dollars by the use of the exchange rate in effect at that date. At the period end, monetary assets and liabilities are remeasured by using the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in operations.

    Earnings (Loss) per share

    Earnings (loss) per share is computed using the weighted average number of shares outstanding during the period. The Company has adopted SFAS No. 128, "Earnings Per Share". Diluted loss per share is equivalent to basic loss per share because there are no dilutive securities.

    Fair Value of Financial Instruments

    Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgement, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

    The carrying values of cash and amounts due to a related party approximate their fair values because of the short-term nature of these instruments. Management is of the opinion that the Company is not exposed to significant interest, currency, or credit risks arising from these financial instruments.

    NEOVIEW HOLDINGS INC.
    (A development stage company)

    Notes to Financial Statements
    December 31, 2004

    (Expressed in U.S. Dollars)

    2. Significant Accounting Policies (continued)

    Income Taxes

    The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

    Comprehensive Income

    The Company has adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income", which establishes standards for the reporting and displaying of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its Statement of Stockholders' Equity. Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners.

    New Accounting Pronouncements

  In December 2003, the FASB issued SFAS No. 132(R), a revision to SFAS No. 132, "Employers' Disclosure about Pensions and Other Post-Retirement Benefits." SFAS No. 132(R) requires additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit post-retirement plans. SFAS No. 132(R) is effective for financial statements with fiscal years ending after December 15, 2003, with the exception of disclosure requirements related to foreign plans and estimated future benefit payments which are effective for fiscal years ending after June 15, 2004. The adoption of SFAS 132(R) does not have an impact on the Company's financial position or results of operations.

  NEOVIEW HOLDINGS INC.
  (A development stage company)

  Notes to Financial Statements
  December 31, 2004

  (Expressed in U.S. Dollars)

  2. Significant Accounting Policies (continued)

  (i) New Accounting Pronouncements (continued)

  In a December 11, 2003 speech at the American Institute of Certified Public Accountants the Securities and Exchange Commission ("SEC") expressed the opinion that rate-lock commitments represent written put options, and therefore should be valued as a liability. The SEC expressed that they expect registrants to disclose the effect on the financial statement of recognizing the rate-lock commitments as written put options, for quarters commencing after March 15, 2004. Additionally, the SEC recently issued Staff Accounting Bulletin (SAB) No. 105. SAB No. 105 clarifies the SEC's position that the inclusion of cash flows from servicing or ancillary income in the determination of the fair value of interest rate lock commitments is not appropriate. The adoption of SAB No. 105 does not have an impact on the Company's financial statements.

  In November 2004, the FASB issued SFAS No. 151, "Inventory Costs-an amendment of ARB No. 43, Chapter 4", which is the result of the FASB's project to reduce differences between U.S. and international accounting standards. SFAS No. 151 requires idle facility costs, abnormal freight, handling costs, and amounts of wasted materials (spoilage) be treated as current-period costs. Under this concept, if the costs associated with the actual level of spoilage or production defects are greater than the costs associated with the range of normal spoilage or defects, the difference would be charged to current-period expense, not included in inventory costs. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 does not have an impact on the Company's financial statements.

  In December 2004, the FASB issued SFAS No. 123(R), "Accounting for Stock-Based Compensation". SFAS 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS 123(R), only certain pro-forma disclosures of fair value were required. SFAS 123(R) shall be effective for the Company as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The adoption of this new accounting pronouncement does not have a material impact on the Company's financial statements.

  NEOVIEW HOLDINGS INC.
  (A development stage company)

  Notes to Financial Statements
  December 31, 2004

  (Expressed in U.S. Dollars)

  Income Taxes

  At December 31, 2004, the Company has estimated net operating losses carried forward for tax purpose of $19,222, which may be applied against future taxable income. The potential tax benefits arising from this loss have not been recorded in the financial statements. The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in the management's judgement about he realizability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

  The tax effects of temporary differences that give rise to the Company's deferred tax asset (liability) are as follows:

Loss carryforward	$ 6,500
Valuation allowance	(6,500)

$ -

  Related Party Transactions

    The Company paid $2,500 in consulting fees to a director of the Company.

    The amount due to a related party is due to a director of the Company and is unsecured, non-interest bearing and has no stated term of repayment.

Until ________________, 2005 (which is 40 days after the effective date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 Indemnification of Directors and Officers.

Nevada corporation law provides that:

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

- to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

- by our stockholders;

- by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

- if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

- by court order.

Our Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to Neoview or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve material misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

Our Bylaws provide that no officer or director shall be personally liable for any obligations of Neoview or for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of Neoview. The Bylaws also state that we will indemnify and hold harmless each person and their heirs and administrators who shall serve at any time hereafter as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having heretofore or hereafter been a director or officer, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him or her as a director or officer. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or wilful misconduct. Our By-Laws also provide that we, our directors, officers, employees and agents will be fully protected in taking any action or making any payment, or in refusing so to do in reliance upon the advice of counsel.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Neoview under Nevada law or otherwise, Neoview has been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by Neoview for expenses incurred or paid by a director, officer or controlling person of Neoview in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, Neoview will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in said Act and will be governed by the final adjudication of such issue.

Item 25 Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholders. All of the amounts shown are estimates, except for the SEC Registration Fees.
SEC registration fees	$5.07
Printing and engraving expenses	$1,000(1)
Accounting fees and expenses	$3,000(1)
Legal fees and expenses	$25,000(1)
Transfer agent and registrar fees	$5,000(1)
Fees and expenses for qualification under state securities laws	$0
Miscellaneous	$1,000(1)
Total	$37,005.07

(1) We have estimated these amounts

Item 26 Recent Sales of Unregistered Securities.

On November 30, 2004, we accepted subscription agreements pursuant to which we sold the following shares of common stock, having a par value of $0.001 per share, to the following persons, at the offering price of $0.02 per share for gross offering proceeds of $50,000, in offshore transactions pursuant to Regulation S of the Securities Act of 1933: None of the subscribers were U.S. persons as that term is defined in Regulation S. No directed selling efforts were made in the United States by the Company, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restriction referred to by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials, documents and the share certificates that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirement of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933. The offering price for the offshore transactions was established on an arbitrary basis.
Name of Stockholder	Residency	Number of Common Shares
Man Li Liu	Shanghai, China	50,000
Mei Zhu	Shanghai, China	50,000
Guo Xiang Zheng	Shanghai, China	50,000
Li Mao	Shanghai, China	50,000
Guo Zhu Chen	Shanghai, China	50,000
Jie Jiang	Shanghai, China	50,000
Min Kun Zheng	Shanghai, China	50,000
Hui Hong	Shanghai, China	50,000
Feng Wen He	Shanghai, China	50,000
Xing Qiu	Shanghai, China	50,000
Quan Wu	Shanghai, China	50,000
Wen Huang Hu	Shanghai, China	50,000
Fang Fang Deng	Shanghai, China	50,000
Qin Fang Zhong	Shanghai, China	50,000
Ming Wu	Shanghai, China	50,000
Hua Fang Ge	Shanghai, China	50,000
Wei Yang	Shanghai, China	50,000
Ze Ying Yao	Shanghai, China	50,000
Hao Yuan	Shanghai, China	50,000
Hua Jian Zhuang	Shanghai, China	50,000
Zhen Hua He	Shanghai, China	50,000
Jia Hui Zhang	Shanghai, China	50,000
Hua Cai	Shanghai, China	50,000
He Ping Jing	Shanghai, China	50,000
Yan Wang	Shanghai, China	50,000
Lin Mei Yao	Shanghai, China	50,000
Hai Bo Yang	Shanghai, China	50,000
Fang Qiu	Shanghai, China	50,000
Le Rui Zhang	Shanghai, China	50,000
Xin Min Shen	Shanghai, China	50,000
Li Min Shen	Shanghai, China	50,000
Guo Min Shen	Shanghai, China	50,000
Jian Qiu	Shanghai, China	50,000
Wen Yuan Xu	Shanghai, China	50,000
Xin Chun Pan	Shanghai, China	50,000
Hua Shen	Shanghai, China	50,000
Guo Xiang Huang	Shanghai, China	50,000
Jian Hong Fang	Shanghai, China	50,000
Na Shen	Shanghai, China	50,000
Hui Ming Zhu	Shanghai, China	50,000
Hao Liu, Director	Jiangsu, China	250,000
Jie Ping Liu, Director	Jiangsu, China	250,000

Item 27 Exhibits.

The following Exhibits are filed with this Prospectus:

Exhibit Number	Description
*3.1	Our Articles of Incorporation dated November 17, 2004
*3.2	Bylaws
*4.1	Specimen ordinary share certificate
5.1	Opinion of Fraser and Company regarding the legality of the securities being registered
*10.1	Service Agreement between Neoview Holdings Inc. and Hao Liu dated December 1, 2004
10.2	Sample of Seller Membership Agreement
10.3	Sample of Online Wholesale Buyer Form
23.1	Consent of Auditor
24.1	Power of Attorney (contained on the signature pages of this registration statement).

*  Incorporated by reference to same exhibit filed with the Company's Form SB-2 Registration Statement on February 4, 2005

Item 28 Undertakings.

The undersigned Company hereby undertakes that it will:

(1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a) include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Neoview pursuant to the foregoing provisions, or otherwise, Neoview has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by Neoview of expenses incurred or paid by a director, officer or controlling person of Neoview in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, Neoview will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Reno, Nevada on April 11, 2005.

NEOVIEW HOLDINGS INC.
a Nevada corporation

/s/ Hao Liu
___________________________
By: Hao Liu, President and CEO

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Hao Liu as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures

/s/ Hao Liu

Hao Liu, President, CEO and Director
April 11, 2005

/s/ Jie Ping Liu

Jie Ping Liu, CFO, Secretary and Director
who also performs the function of
the principal accounting officer
April 11, 2005